Exhibit 10.4
GRANT NOTICE

MIP-Driven Cash-Settled RSUs (FHNF)
[Recipient Name]
You have been granted an award of restricted stock units (“RSUs”) of First Horizon National Corporation (“FHNC”):

Amount of Award:	___________ Restricted Stock Units	Grant Date:
Governing Plan:	Equity Compensation Plan	Vesting Date:

This award of RSUs is granted under the Governing Plan specified above, and is governed by the terms and conditions of that Plan and by policies, practices, and procedures (“Procedures”) of the Compensation Committee (that administers the Plan) that are in effect from time to time during the vesting period. Also, this award is subject to the terms and restrictions of FHNC’s Compensation Recovery Policy (“Policy”) as in effect during the vesting period. Amendments to any of those documents after the Grant Date may apply to this award.
This award is subject to possible reduction or forfeiture in advance of vesting in accordance with the Governing Plan, the Procedures, and the Policy. As of the Grant Date, the Procedures provide (among other things) that: (a) forfeiture generally will occur immediately upon termination of employment-you must remain continuously employed by FHNC or one of its subsidiaries through the close of business on the Vesting Date; but (b) if your termination of employment occurs because of your death, permanent disability, or approved retirement (normal or early), the RSUs generally will be forfeited pro-rata in proportion to the part of the vesting period during which you are not employed. The Committee or its delegate will document death or determine whether disability or retirement status has been achieved and apply pro-rationing. RSUs may be suspended pending any such determinations and approvals. In any of those cases in (b), vesting of the non-forfeited RSUs will accelerate unless, in the case of approved retirement, the Committee determines otherwise.
Normal retirement occurs at or after age 65 with at least 5 years of service, and early retirement occurs at or after age 55 with at least 15 years of service. In the case of retirement: retirement treatment must be approved by the Committee; the Committee may impose conditions to receiving such treatment; and the Committee may deviate from pro-rationing. The Committee’s general requirements to approve retirement are described in the Procedures.
Other forfeiture provisions apply to this RSU award. Currently the Governing Plan and Policy provide for forfeiture of this award or recovery of amounts paid if you engage in certain types of misconduct. This award is subject to forfeiture or recovery to the extent required by applicable capital conservation rules or other regulatory requirements. Also, this award will be forfeited, or if already vested you must pay in cash to FHNC the gross pre-tax value of this award measured at vesting, if during the restriction period applicable to this award: (1) you are terminated for Cause as defined in the Governing Plan; or (2) you, either on your own behalf or on behalf of any other person or entity, in any manner directly or indirectly solicit, hire, or encourage any person who is then an employee or customer of FHNC or any and all of its subsidiaries or affiliates to leave the employment of, or to end, diminish, or move any of his, her, or its accounts or relationships with, FHNC or any and all of its subsidiaries or affiliates. The restriction period for this award begins on the Grant Date and ends on the second anniversary of the Vesting Date.
By accepting this RSU award, you acknowledge that FHNC may reduce or offset other amounts owed to you, including but not limited to wages,

bonuses, or commissions owed, among other things, to satisfy any repayment obligation.
In addition, because this award is granted as partial payment of a bonus under the Management Incentive Plan, this award is subject to possible forfeiture pursuant to that Plan or by operation of the Policy in relation to bonuses under that Plan.
The Committee reserves the right, in its sole discretion, to waive forfeiture or accelerate vesting in whole or part. You have no right to any waiver or acceleration. If a request for a waiver were granted, only the units not covered by the waiver would forfeit.
RSUs are not shares of stock, have no voting rights, and are not transferable. Upon vesting, FHNC will pay an amount of cash equal to the fair market value, as of the vesting date, of the number of units which have vested. If the record date for any cash dividend upon FHNC’s common shares occurs during the vesting period, an equivalent cash amount will accrue for this award and be paid at vesting. No interest will accrue on dividend equivalents. The number of RSUs will be adjusted proportionately in the event of a stock split or a common stock dividend to avoid any enlargement or dilution of value. In each such adjustment RSUs will be rounded down to the nearest whole unit; any fractional RSU will be disregarded.
Your RSUs will accrue cash dividend equivalents to the extent cash dividends are paid on common shares prior to vesting. From the Grant Date until the Vesting Date, dividend equivalents accumulate (without interest) as if each RSU were an outstanding share. To the extent that RSUs vest, the accumulated dividend equivalents associated with vested RSUs will be paid in cash shortly after vesting. Dividend equivalents associated with forfeited RSUs likewise are forfeited. Stock splits and stock dividends will result in a proportionate adjustment to the number of RSUs as provided in the Plan and Procedures.
Vesting is a taxable event. Amounts paid are subject to applicable withholding taxes. You are not permitted to make any election in accordance with Section 83(b) of the Internal Revenue Code of 1986, as amended, to include in your gross income for federal income tax purposes the value of this award this year. If you make a Section 83(b) election, this award will forfeit.
Questions about your RSU award?
Important information concerning the Governing Plan and this RSU award is contained in a prospectus. Copies of the current prospectus (including all applicable supplements) are delivered separately, and you may request a copy of the Governing Plan or prospectus at any time. If you have questions about your RSU award or need a copy of the Governing Plan, related prospectus, or current Procedures, please contact Fidelity Investment’s Executive Relationship Officer at ______________. For all your personal stock incentive information, you may view your award and other information on Fidelity’s website at _________________.